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                                                               EXHIBIT(a)(16.7)

                 [LETTERHEAD OF N M ROTHSCHILD & SONS LIMITED]

                                 PRESS RELEASE

                 NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
                    IN OR INTO AUSTRALIA, CANADA OR JAPAN

FOR IMMEDIATE RELEASE                                            3 October 1995

              ARAN'S "INDEPENDENT" VALUATION STRAINS CREDIBILITY

  In response to Aran's document published today Mr. Terry Dallas, Director of ARCO Irish Holdings, commented:

  "Aran's "independent" valuation strains credibility and should be dismissed. It is all too easy to present exploration and development prospects in a highly creative and attractive manner. While we give Aran marks for their colourful presentation, the facts remain that exploration acreage is by its very nature speculative, high risk and subject to significant costs with no certainty of success.

  Their creativity extends to the valuation of Schiehallion. Aran has attributed to this undeveloped field a value per barrel more than 25% higher than has been paid on average in 1995 for barrels which are actually in production in the UK North Sea. Aran continues to refuse to provide hard facts on Schiehallion instead relying on "information not generally in the public domain," when making assumptions on its working interest in the field and the field's estimated reserves and development costs.

  ARCO is pleased that the Takeover Panel has ruled that the proposed joint venture with Statoil on Connemara falls under Rule 21 "Restrictions on Frustrating Action" and has compelled Aran to hold an EGM on the matter."

                                    - END -


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PRESS ENQUIRIES:

ARCO
Terry Dallas                   Telephone: (44) 171 831 3113

N M ROTHSCHILD & SONS LIMITED  Telephone: (44) 171 280 5000
Nicholas Wrigley
Tony Allen

PUBLIC RELATIONS:

WHPR                           Telephone: (353) 1 496 0244
Brian Bell

FINANCIAL DYNAMICS
Nick Miles                     Telephone: (44) 171 831 3113
Marc Popiolek                  Telephone: (44) 171 831 3113
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                New Court, St. Swithin's Lane, London EC4P 4DU
            Telephone 0171-280 5000 Fax 0171-929 1643 Telex 888031
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